As filed with the Securities and Exchange Commission on April 29, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XINYUAN REAL ESTATE CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	1520	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27/F, China Central Place, Tower II

79 Jianguo Road, Chaoyang District

Beijing 100025

People’s Republic of China

(86-10) 8588-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 894-8539

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carol B. Stubblefield, Esq.

Baker & McKenzie LLP

1114 Avenue of the Americas

New York, NY 10036

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness of this registration statement (except as otherwise described herein).

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, par value $0.0001 per share	1,516,882	(2)	$1.87	(3)	$2,836,570	(3)	$203

(1)	All of the registrant’s common shares, par value $0.0001 per share, offered hereby are being offered for the account of the selling shareholder named in this prospectus. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of the registrant’s common shares that may be issued with respect to share splits, share dividends and similar transactions.
(2)	These common shares may be represented by American Depository Shares, or ADSs. The ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-147530). Each ADS represents two common shares.
(3)	Pursuant to Rule 457(c) of the Securities Act of 1933, the maximum aggregate offering price of shares being registered for resale by the selling shareholder was calculated on the basis of high and low sales prices of the Xinyuan Real Estate Co., Ltd. common shares represented by ADSs as reported on the New York Stock Exchange on April 23, 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 29, 2010

PRELIMINARY PROSPECTUS

758,441 American Depositary Shares Representing Common Shares

Xinyuan Real Estate Co., Ltd.

This prospectus relates to the offer of 758,441 American Depositary Shares, each representing two of our common shares, which are issuable upon exercise of our warrants issued April 15, 2010. None of the warrants have been exercised for our common shares as of the date hereof. The common shares are being registered pursuant to the requirements of a registration rights agreement dated April 15, 2010 between us and the holder of the warrants to permit such holder, upon exercise of the warrants, to sell ADSs representing the common shares from time to time in the public market.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares except for the exercise price of the warrants (in the case of warrants exercised for cash). The selling shareholder previously purchased the warrants from us pursuant to certain exemptions from registration. We will use the proceeds, if any, from the exercise of the warrants for general corporate purposes.

The ADSs covered by this prospectus may be offered or sold from time to time directly to purchasers or through agents, underwriters, brokers or dealers at prevailing market or privately negotiated prices and on other terms to be determined at the time of sale. See “Plan of Distribution.”

Our ADSs are traded on the New York Stock Exchange under the symbol “XIN”. On April 27, 2010, the last reported sale price of the ADSs was $3.64 per ADS.

Investing in our ADSs involves a high degree of risk. Before buying any ADSs, you should carefully read the discussion of material risks of investing in our ADSs beginning on page 3 of this prospectus, in Item 3.D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 and any risk factors set forth in our other filings with the Securities and Exchange Commission, or SEC, pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April     , 2010.

RISK FACTORS

Investing in our ADSs involves a high degree of risk. Before buying any ADSs, you should carefully read the discussion of material risks in Item 3.D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, as supplemented and amended by the risk factors set forth below, and any risk factors set forth in our subsequent filings with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may affect our business, financial condition and/or future operating results.

The PRC government has recently introduced certain policy and regulatory measures to control the rapid increase in housing prices and cool down the real estate market and may adopt further measures in the future.

Along with the economic growth in China, investments in the property sector have increased significantly in the past few years. Since the second half of 2009, the PRC real estate market has experienced strong recovery from the financial crisis and housing prices rose rapidly in certain cities. In response to concerns over the scale of the increase in property investments, the PRC government has implemented measures and introduced policies to curtail property development and promote the healthy development of the real estate industry in China.

On January 7, 2010, the general office of the PRC State Council issued a circular to all ministries and provincial-level local governments. This circular aimed to control the rapid increase in housing prices and cool down the real estate market in China. It reiterated that the purchasers of a second residential property for their households must make down payments of no less than 40% of the purchase price and real estate developers must commence the sale within the mandated period as set forth in the pre-sale approvals and at the publicly announced prices. The circular also requested the local government to increase the effective supply of low-income housing and ordinary commodity housing and instructed the People’s Bank of China, or PBOC, and the China Bank Regulatory Commission to tighten the supervision of the bank lending to the real estate sector and mortgage financing. On February 25, 2010, the PBOC increased the reserve requirement ratio for commercial banks by 0.5% to 16.5%. Further, in order to implement the requirements set out in the State Council’s circular, the Ministry of Land and Resources, or the MLR, issued a notice on March 8, 2010 in relation to increasing the supply of, and strengthening the supervision over, land for real estate development purposes. MLR’s notice stipulated that the floor price of a parcel of land must not be lower than 70% of the benchmark land price set for the area in which the parcel is located, and that real estate developers participating in land auctions must pay a deposit equivalent to 20% of the land parcel’s floor price.

In April 2010, the general office of the PRC State Council issued a further circular to all ministries and provincial-level local governments. Among other matters, the circular provided as follows: purchasers of a first residential property for their households with a gross floor area of greater than 90 square meters must make down payments of no less than 30% of the purchase price; purchasers of a second residential property for their households must make down payments of no less than 50% of the purchase price and the interest rate of any mortgage for such property must equal at least the benchmark interest rate plus 10%; and for purchasers of a third residential property, both the minimum down payment amount and applied interest rate must be significantly higher than the relevant minimum down payment and interest rate which would have been applicable prior to the issuance of the circular (the specific figures shall be decided by the relevant bank on a case-by-case based on the principle of proper risk management). Moreover, the circular provided that banks can decline to provide mortgage financing to either a purchaser of a third residential property or a non-resident purchaser. It is possible that the government agencies may adopt further measures to implement the policies outlined in the January and April circulars. The full effect of the circulars on the real estate industry and our business will depend in large part on the implementation and interpretation of the circulars by governmental agencies, local governments and banks involved in the real estate industry.

The PRC government’s policy and regulatory measures on the PRC real estate sector could limit our access to required financing and other capital resources, adversely affect the property purchasers’ ability to obtain mortgage financing or significantly increase the cost of mortgage financing, reduce market demand for our properties and increase our operating costs. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures or that agencies and banks will not adopt restrictive measures or practices in response to PRC governmental policies and regulations, which could substantially reduce pre-sales of our properties and cash flow from operations and substantially increase our financing needs, which would in turn materially and adversely affect our business, financial condition, results of operations and prospects.

Measures implemented by the PRC government on the property development industry remain in force and further restrictive measures may be adopted in the future.

Most of the restrictive regulations and measures implemented by the PRC government to curtail property development prior to the ongoing financial crisis remain in force. We believe the following regulations and policies, among others, significantly affect the property industry in China.

In July 2006, the Ministry of Housing and Urban-Rural Development, or the MOHURD (formerly known as the Ministry of Construction), the National Development and Reform Commission, or the NDRC, the PBOC, the State Administration for Industry and Commerce, or the SAIC, and the State Administration of Foreign Exchange, or the SAFE, issued Opinions on Regulating the Entry and Administration of Foreign Investment in the Real Estate Market, which impose significant requirements on foreign investment in the PRC real estate sector. For instance, these opinions set forth requirements of registered capital of a foreign invested real estate enterprise as well as thresholds for a foreign invested real estate enterprise to borrow domestic or overseas loans. In addition, since June 2007, a foreign invested real estate enterprise approved by local authorities is required to file such approvals with the Ministry of Commerce, or the MOFCOM. As of July 1, 2008, the MOFCOM delegated its provincial branches to review the filing records in relation to foreign invested real estate enterprise’s establishment, capital increase, equity transfer, merger and acquisition, etc. Although this may accelerate the filing process, it does not eliminate the uncertainties surrounding filing as the material requirements for the filing process remain unchanged. We cannot assure you that any foreign invested real estate enterprise that we establish, or whose registered capital we increase after June 2007, will be able to complete the filing with the MOFCOM or its provincial branches.

On October 31, 2007, the MOFCOM and the NDRC jointly issued the Catalogue of Industries for Guiding Foreign Investment, which took effect on December 1, 2007, restricting the construction and operation of high-end residential and commercial properties by Sino-foreign and other foreign investment entities. In addition, the development and construction of ordinary residential properties was removed from the “encouraged” category of investment, but continue to be a permitted type of investment.

On July 10, 2007, the SAFE issued the Notice on Publicity of the List of the 1st Group of Foreign-Invested Real Estate Projects filed with the MOFCOM. This notice may strictly limit our capacity to raise funds offshore for the purpose of funding our PRC subsidiaries by means of increasing their registered capital or extending shareholders’ loans.

The PRC government’s restrictive regulations and measures could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures, which could further adversely affect our business and prospects.

Our sales, revenues and operations will be affected if our customers are not able to secure mortgage financing on attractive terms, if at all.

Substantially all purchasers of our residential properties rely on mortgages to fund their purchases. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective customers may not be able to purchase our properties and, as a result, our business, liquidity and results of operations could be adversely affected. Among other factors, the availability and cost of mortgage financing may be affected by changes in PRC regulations or policies or changes in interest rates.

The recent circulars issued by the PRC State Council and related measures taken by ministries and local governments have restricted and may continue to restrict the ability of purchasers to qualify for or obtain mortgage financing. In response to the circular issued in April 2010 which provided that banks can decline to provide mortgage financing to either a purchaser of a third residential property or a non-resident purchaser, certain banks in Kunshan in Jiangsu Province (which typically has a high percentage of non-resident purchasers) have ceased providing mortgage loans until they have had an opportunity to interpret the circular further. This lending moratorium may not only affect our current and future sales of properties in Kunshan, but may also lead to cancellations of our existing sales and the returning of down payments by us to those persons who have previously entered into a contract with us to purchase a unit but were unable to obtain a mortgage within the 30-day period after the contract date. We cannot predict how long this voluntary lending moratorium will continue or what other action, if any, the banks in Kunshan or any other city in which we operate, may take.

In addition, under existing regulations, mortgagee banks may not lend to any individual borrower if the monthly repayment of the anticipated mortgage loan would exceed 50% of the individual borrower’s monthly income or if the total debt service of the individual borrower would exceed 55% of such individual’s monthly income.

An increase in interest rates may significantly increase the cost of mortgage financing, thus affecting the affordability of residential properties. In order to promote the healthy development of the Chinese property market during the global financial and economic crisis experienced in the latter half of 2008, the PBOC issued the Circular on Further Decreasing the Loan Interest Rate for Non-Welfare Residential Property and Other Relevant Issues, or Circular 302, on October 22, 2008. This Circular provides that, as of October 27, 2008, the lowest applicable loan interest rate for non-welfare residential property is reduced to 70% of the benchmark interest rate and the lowest applicable down payment ratio is reduced to 20% of the total purchase price. Financial institutions must determine the applicable loan interest rate and down-payment ratio for non-welfare residential property according to the following factors: (i) whether the borrower is purchasing a property for the first time; (ii) whether the borrower is purchasing the property for his own use; (iii) whether the property purchased is an ordinary residential property; and (iv) risk factors including the borrower’s credit records and payment ability. Notwithstanding the requirements set forth in Circular 302, we have noted that several major commercial banks in China have recently voluntarily increased their lowest applicable loan rate for non-welfare residential property from 70% of the benchmark interest rate to 80% or above. We cannot ensure that there will not be any new laws and regulations which will make such voluntary actions compulsory.

In line with industry practice, we provide guarantees to PRC banks with respect to loans procured by the purchasers of our properties for the total amount of mortgage loans. Such guarantees expire upon the completion of the registration of the mortgage with the relevant mortgage registration authorities. If there are changes in laws, regulations, policies and practices that would prohibit property developers from providing guarantees to banks in respect of mortgages offered to property purchasers and as a result, banks would not accept any alternative guarantees by third parties, or if no third party is available or willing in the market to provide such guarantees, it may become more difficult for property purchasers to obtain mortgages from banks and other financial institutions during sales and pre-sales of its properties. Such difficulties in financing could result in a substantially lower rate of sale and pre-sale of our properties, which would adversely affect our cash flow, financial condition and results of operations.

Our business requires access to substantial financing. Our failure to obtain adequate financing in a timely manner could severely adversely (1) restrict our ability to complete existing projects, expand our business, or repay our debts and (2) affect our financial performance and condition.

Our property development business is capital intensive. To date, we have funded our operations primarily through bank borrowings, shareholder loans, proceeds from sales and pre-sales of our properties and proceeds from issuance of equity and debt securities. We obtain commercial bank financing for our projects through credit lines extended on a case-by-case basis. Our ability to secure sufficient financing for land use rights acquisition and property development and repayment of our existing onshore and offshore debt obligations depends on a number of factors that are beyond our control, including lenders’ perceptions of our creditworthiness, market conditions in the capital markets, investors’ perception of our securities, the PRC economy and the PRC government regulations that affect the availability and cost of financing for real estate companies or the property purchasers. Since 2003, commercial banks have been prohibited, under guidelines of the PBOC, from advancing loans to fund the payment of land use rights and projects can be only partially funded based on loan-to-value ratios. In January 2010, the PRC State Council issued a circular to control the recent rapid increase in housing prices. The circular instructed the PBOC and the China Banking Regulatory Commission to tighten the supervision of the bank lending to the real estate sector. Subsequently, the PBOC raised the reserve requirement ratio for commercial banks by 0.5% to 16.5%. This was the second increase in 2010. The increase in the reserve requirement ratio will reduce the amount of commercial bank credit available to businesses in China, including us. We generate significant cash flow through pre-sales, which are subject to government restrictions. In particular, the PRC regulations on the pre-sales of properties generally provides that the proceeds from the pre-sales of a real estate project may only be used for the construction of such project. Any potential government restrictions on pre-sales could significantly increase our financing needs. Moreover, our ability to move cash through inter-company transfers or transfer funds from onshore subsidiary to offshore parent company is limited by PRC government regulations, limiting our ability to use excess cash resources in one subsidiary to fund the obligations of another subsidiary or the offshore parent company.

Furthermore, various other PRC regulations restrict our ability to raise capital through external financing and other methods, including, without limitation, the following:

•	we cannot pre-sell uncompleted residential units in a project prior to achieving certain development milestones specified in related regulations;

•	we cannot borrow from a PRC bank for a particular project unless we fund at least 35% of the total investment amount of that project from our own capital;

•	we cannot borrow from a PRC bank for a particular project if we do not obtain the land use rights certificate for that project;

•	property developers are strictly restricted from using the proceeds from a loan obtained from a local bank to fund property developments outside the region where that bank is located; and

•	PRC banks are prohibited from accepting properties that have been vacant for more than three years as collateral for loans.

As of December 31, 2009, our contractual obligations amounted to US$641.9 million, primarily arising from contracted construction costs or other capital commitments for future property developments and debt obligations. Of this amount, US$582.3 million was due within one year. In addition, in the last four months of 2009, we acquired five parcels of land total with an aggregate consideration of US$341.0 million, of which we have already paid US$190.8 million as of December 31, 2009, paid US$17.2 million in January 2010 and are required to pay off the remaining balance by May 2010. In April 2010, we repaid in full our US$75.0 million guaranteed senior floating rate notes, or the floating rate notes, and our US$25.0 million convertible subordinate notes due 2012, or the convertible notes. At the same time, we issued a new US$40.0 million senior secured note due 2013, the proceeds of which were used in connection with the repayment of the floating rate notes and the convertible notes. During 2010, we have also obtained additional commercial financing for certain of our projects, some of which is due within one year.

There can be no assurance that our internally generated cash flow and external financing will be sufficient for us to meet our contractual and financing obligations in a timely manner. Due to the current measures imposed (as well as other measures that may be imposed by the PRC government in the future) which limit our access to additional capital, we cannot assure you that we will be able to obtain sufficient funding to finance intended purchases of land use rights, develop future projects or meet other capital needs as and when required at a commercially reasonable cost or at all. Our failure to obtain adequate financing in a timely manner and on reasonable terms could severely adversely (1) restrict our ability to complete existing projects, expand our business, or repay our debts and (2) affect our financial performance and condition.

Our senior secured note contains certain financial and other covenants that restrict our ability to pay dividends, raise further debt and take other corporate actions which may adversely affect our business.

In April 2010, we issued a US$40 million guaranteed senior secured note due 2013 that contains a number of significant financial and other covenants substantially similar to the covenants included in the indentures for our floating rate notes and convertible notes repaid in April 2010. Such covenants restrict, among other things, our ability and the ability of our subsidiaries to incur additional debt or guarantees, make restricted payments, make investments, pay dividends or distributions on our or our subsidiaries’ capital stock, repurchase our or our subsidiaries’ capital stock, pay subordinated indebtedness, make or repay inter-company loans or enter into non-ordinary course business transactions. Among other restrictions, we are limited in the dollar amount of mortgage guarantees we may provide if we do not maintain a minimum consolidated interest expense coverage ratio, or interest coverage ratio.

As a result of the covenants, our ability to pay dividends or other distributions on our common shares and the ADSs may be limited. These covenants also restrict our ability to raise additional capital in the future through bank borrowings and debt and equity issuances and may restrict our ability to engage in some transactions that we expect to be of benefit to us. The covenants may also limit the amount of units we may sell in any period by limiting the amount of mortgage guarantees we can provide to purchasers if we do not maintain the requisite interest coverage ratio.

The note is secured by the mortgage of our shares in our wholly owned subsidiary, Xinyuan Real Estate, Ltd., or Xinyuan Ltd., which indirectly holds all of our assets and operations in China. If we default under the note in the future, the holder may enforce its claims against these shares to satisfy our obligations to it. In such an event, the holder of the note could gain ownership of the shares of Xinyuan Ltd., and, as a result, own and control all of our subsidiaries in China. We conduct substantially all of our operations in China and all of our assets are located in China and, if we default under the note, we could lose control or ownership of our assets and operations in China and there may be no assets remaining from which your claims could be satisfied. In addition, the note is also secured by the pledge of all of Xinyuan Ltd.’s shares in Xinyuan (China) Real Estate, Ltd., or Xinyuan China, and a pledge of our and our subsidiaries’ assets located outside of the PRC.

Our proposed acquisition of the 55% equity interest in Jiantou Xinyuan is subject to a public listing and auction process for the transfer of state-owned assets. We cannot assure you that we will win the auction process to acquire such the equity interest at the terms we previously negotiated with the sellers, or at all.

On September 25, 2009, we, through our indirectly wholly owned subsidiary Henan Xinyuan Real Estate. Co., Ltd., or Henan Xinyuan, entered into an Equity Transfer and Profit Distribution Agreement, or ETA, with Zhengzhou General Construction Investment Company and Zhengzhou Jiantou Project Consulting Co., Ltd., or collectively the Sellers, to acquire their 55% interest in Jiantou Xinyuan, or the 55% Equity. We currently own the remaining 45% equity interest in Jiantou Xinyuan through Henan Xinyuan.

As the Sellers are state-owned enterprises, our proposed acquisition of the 55% Equity is deemed a transfer of state-owned assets, which under the PRC laws and regulations are required to be sold or disposed of through a public listing and auction process unless a proposed sale or disposal has been exempted by the relevant authority from such listing and auction process. Under the ETA, the Sellers are responsible for obtaining the government approvals necessary for the transfer.

The 55% Equity has now been listed in the local assets and equity exchange for a competitive auction to determine the purchaser of, and the transfer price for, the 55% Equity based on the results of such auction. The minimum listing price is based on an independent asset appraisal and will likely be substantially higher than the purchase price agreed in the ETA. We currently intend to participate in the auction process, but we cannot guarantee you that we will win the auction. As an existing shareholder of Jiantou Xinyuan, Henan Xinyuan is entitled to a right of first refusal on the sale of the 55% Equity. If any third party bidder participates in the auction, we currently plan to exercise such right to match any reasonable competitive bid that exceeds our bid price. However, even if we manage to win the auction for the 55% Equity, regardless of whether or not through exercising our right of first refusal, we cannot assure you that the final purchase price for the 55% Equity will not exceed the price as provided in the ETA, particularly given the anticipated minimum listing price, or that the other terms of the final purchase will not be different from the terms we agreed with the Sellers in the ETA. Furthermore, if we determine that the listing price or the price bid by a third party is unreasonably high we might decide not to exercise our right of first refusal with respect to the 55% Equity. In such an event, we would not acquire the 55% Equity and, depending on the results of the auction, we may have joint ownership of Jiantou Xinyuan with one or more new joint venture partners with whom we may not be familiar. If we do not develop and maintain a good relationship with such new partner(s), Jiantou Xinyuan’s results of operations may be adversely affected, which in turn may adversely affect our results of operations.

We are a holding company that depends on dividend payments from our subsidiaries for funding.

We are a holding company established in the Cayman Islands and operate all of our business and operations through our subsidiaries in China. Therefore, our ability to pay dividends to our shareholders and to service our indebtedness depends upon dividends that we receive from our subsidiaries in China. If our subsidiaries incur indebtedness or losses, such indebtedness or losses may impair their ability to pay dividends or other distributions to us. As a result, our ability to pay dividends and to service our indebtedness will be restricted. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Each of our PRC subsidiaries, including wholly foreign-owned enterprises and domestic companies, is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the accumulative amount of such reserves reaches 50.0% of its respective registered capital. As of December 31, 2009, our statutory reserves under PRC GAAP amounted to US$24.4 million, and our accumulated deficit amounted to US$117.2 million. Our statutory reserves are not distributable as cash dividends. The terms of our senior secured note due 2013 contain restrictions on our subsidiaries’ ability to pay dividends. In addition, restrictive covenants in bank credit facilities, joint venture agreements or other agreements that we or our subsidiaries currently have or may enter into in the future may also restrict the ability of our subsidiaries to make contributions to us and our ability to receive distributions. Therefore, these restrictions on the availability and usage of our major source of funding may impact our ability to pay dividends to our shareholders and to service our indebtedness.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the reports and other information that we file with the SEC and incorporated by reference in this prospectus, contain forward-looking statements. All statements in this prospectus and the documents incorporated by reference in this prospectus, other than statements of historical facts, are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can generally identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “is expected to,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or negatives of such expressions. These forward-looking statements include, among others, statements about:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	our expectations with respect to our ability to acquire adequate suitable land use rights for future development; and

•	our belief with respect to market opportunities in, and growth prospects of, Tier II cities in China.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. In addition, a number of known and unknown risks, uncertainties and other factors could affect the accuracy of these statements. Among the important factors to consider in evaluating our forward-looking statements are:

•	our ability to continue to implement our business model successfully;

•	our ability to secure adequate financing for our project development;

•	our ability to successfully sell or complete our property projects under construction and planning;

•	the ability of potential purchasers to secure mortgages on acceptable terms, if at all

•	our ability to enter into new geographic markets and expand our operations;

•	our ability to maintain strict cost control;

•	the marketing and sales ability of our third-party sales agents;

•	our ability to obtain permits and licenses to carry on our business in compliance with applicable laws and regulations;

•	competition from other real estate developers;

•	the growth of the real estate industry in China, particularly Tier II cities;

•	fluctuations in general economic and business conditions in China;

•	fluctuations in interest rates in China; and

•	PRC laws, regulations and policies relating to real estate developers and the real estate industry in China.

A further list and description of these risks, uncertainties and other matters can be found in our most recent Annual Report on Form 20-F incorporated by reference herein. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read thoroughly this prospectus and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from any resale of ADSs by the selling stockholder. We may receive proceeds upon the exercise of the warrants if any warrant holder pays the exercise price in cash rather than exercising on a cashless basis. Net proceeds from the issuance of common shares upon exercise of warrant shares will be used for working capital and general corporate purposes.

PRICE HISTORY OF OUR ADSs

Our ADSs are listed on the New York Stock Exchange under the trading symbol “XIN”. The following table provides the high and low trading prices for our ADSs on the New York Stock Exchange for the period since the fiscal year ended December 31, 2009. On April 27, 2010, the last reported sale price of our ADSs was $3.64 per ADS.

	Trading Price
	High	Low
Monthly Highs and Lows
January 2010	4.82	3.90
February 2010	4.25	3.31
March 2010	4.30	3.87
April 2010 (through April 27, 2010)	4.17	3.64

OFFSHORE PLACEMENT OF NOTE AND WARRANTS

We are registering for resale, in the form of ADSs, the common shares issuable upon exercise of our warrants issued to Forum Asian Realty Income II, L.P. (“Forum”) in an offshore transaction pursuant to Regulation S under the Securities Act of 1933, as amended, or the Securities Act. On April 15, 2010, we entered into a securities purchase agreement with Forum, pursuant to which we sold (i) a guaranteed senior secured note in the aggregate principal amount of US$40 million due April 15, 2013 and (ii) warrants to purchase up to 1,516,882 common shares, par value $0.0001 per share.

Our US$75 million floating rate notes matured on April 15, 2010 and, simultaneously with the note transaction with Forum discussed in the prior paragraph, we paid in full the outstanding principal amount of, and accrued and unpaid interest on, the floating rate notes. Forum was a holder of US$30 million principal amount of the floating rate notes.

Simultaneously with the note transaction, we repaid our US$25 million convertible note.

As a result of the payment in full of the floating rate notes and convertible note, the indentures and security documents related to such notes were terminated. In addition, the warrants issued as a unit with the floating rate notes terminated unexercised upon payment of the such notes.

In connection with the note transaction, we and Forum entered into a registration rights agreement pursuant to which we are filing the registration statement of which this prospectus is a part.

SELLING SHAREHOLDER

The ADSs being offered by the selling shareholder are those issuable to the selling shareholder upon exercise of the warrants. For additional information regarding the issuance of the warrants, see “Offshore Placement of Note and Warrants” above. We are registering the common shares issuable upon exercise of the warrants in order to permit the selling shareholder to offer common shares in the form of ADSs for resale from time to time. Except for the ownership of the note and the warrants issued pursuant to the securities purchase agreement and prior ownership of our floating rate notes due April 15, 2010 and warrants issued in connection therewith, Forum has not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership by the selling shareholder of our common shares represented by ADSs. The second column lists the number of common shares beneficially owned by the selling shareholder, based on its ownership of the warrants, as of April 15, 2010. The third column lists the common shares being offered by this prospectus by the selling shareholder. The fourth column assumes the sale of all of the common shares offered by the selling shareholder pursuant to this prospectus.

Under the terms of the warrants, the selling shareholder may not exercise the warrants to the extent such exercise would cause the selling shareholder, together with its affiliates, to beneficially own a number of common shares (directly or indirectly through ADSs) which would exceed 4.99% of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares or ADSs issuable upon exercise of the warrants that have not been exercised. The number of common shares in the second column reflects this limitation. The selling shareholder may sell all, some or none of its common shares in the form of ADSs in this offering. See “Plan of Distribution.”

The common shares offered by this prospectus in the form of ADSs may be offered from time to time by the persons or entities named below.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered Hereby	Shares Beneficially Owned After Offering
Selling Shareholder	Number	Percent		Number	Percent
Forum Asian Realty Income II, L.P.(1)	1,516,882	0.99%	1,516,882	0	0%

Total	1,516,882	0.99%	1,516,882	0	0%

(1)	The share amount represents common shares that may be acquired within 60 days from the date of this prospectus upon the exercise of outstanding warrants. The securities are beneficially owned by Forum Asian Realty Income II, L.P., or FARI II L.P., a Cayman Islands limited partnership, and by its general partner, Forum Asian Realty Income II GP Limited, or FARI II G.P., a Cayman Islands limited company. The investment committee of FARI II G.P. has voting and investment control over FARI II L.P. The current members of such investment committee are Russell C. Platt, Caroline M. McBride and Merrit Maddux. The address of FARI II L.P. is c/o Forum Partners Asia (HK) Limited, c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KYI -9002, Cayman Islands.

PLAN OF DISTRIBUTION

We are registering the common shares issuable upon exercise of the warrants to permit the resale of these common shares in the form of ADSs by the selling shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the ADSs. We may receive proceeds upon the exercise of the warrants if the selling shareholder pays the exercise price in cash rather than exercising on a cashless basis. We will bear all fees and expenses incident to our obligation to register the ADSs.

The selling shareholder may sell all or a portion of the ADSs beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such ADSs at a stipulated price per ADS;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholder effects such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ADSs or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume. The selling shareholder may also sell ADSs short and deliver ADSs covered by this prospectus to close out short positions and to return borrowed ADSs in connection with such short sales. The selling shareholder may also loan or pledge ADSs to broker-dealers that in turn may sell such ADSs.

The selling shareholder may pledge or grant a security interest in some or all of the warrants or ADSs owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholder(s) to include the pledgee, transferee or other successor in interest as a selling shareholder under this prospectus. The selling shareholder also may transfer and donate the ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed or fees paid to, any such broker-dealer and any profit on the resale of the ADSs sold by them may be deemed to be underwriting commissions or discounts. In the event any underwriter, dealer or agent who is a member of the Financial Industry Regulatory Authority, or FINRA, participates in the distribution of any securities offered pursuant to this prospectus and any applicable prospectus supplement, the maximum underwriters’ compensation to be received by such FINRA member will not be greater than eight percent (8%) of the gross proceeds from the sale of the ADSs. At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless such ADSs have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, estimated to be $26,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the ADSs will be freely tradable in the hands of persons other than our affiliates.

There can be no assurance that the selling shareholder will sell any or all of the common shares in the form of ADSs registered pursuant to the registration statement of which this prospectus forms a part.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes be submitted to arbitration, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders.

All of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to Cayman Islands law, and TransAsia Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation. Civil liability provisions of the U.S. federal and state securities law permit punitive damages against us; however, according to Maples and Calder, the Cayman Island courts would not recognize or enforce judgments against us to the extent the judgment is punitive or penal. It is uncertain as to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws would be determined by the Cayman Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.

TransAsia Lawyers has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Courts in China may recognize and enforce foreign judgments based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests. As there is currently no treaty or other agreement of reciprocity between China and the United States governing the recognition of a judgment, there is uncertainty as to whether a PRC court would enforce a judgment rendered by a court in the United States.

EXPENSES RELATED TO THIS OFFERING

The following is a statement of expenses in connection with the registration of the ADSs representing common shares pursuant to the registration rights agreement. With the exception of the SEC registration fee and the FINRA, filing fee all amounts are estimates. The estimates do not include expenses related to offerings of ADSs by the selling shareholder. Each prospectus supplement describing an offering of ADSs will reflect the estimated expenses related to the offering of ADSs under that prospectus supplement.

SEC Registration Fee	$203
FINRA Fee	784
Printing Expenses	3,000
Legal Fees and Expenses	13,000
Accounting Fees and Expenses	8,000
Miscellaneous	1,013

Total	$26,000

LEGAL MATTERS

Certain legal matters with respect to Cayman Islands law, including the validity of the common shares, will be passed upon for us by Maples and Calder.

EXPERTS

The consolidated financial statements of Xinyuan Real Estate Co., Ltd. appearing in Xinyuan Real Estate Co., Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2009, and the effectiveness of Xinyuan Real Estate Co., Ltd.’s internal control over financial reporting as of December 31, 2009 included in its Amendment No. 1 to Annual Report (Form 20-F), have been audited by Ernst & Young Hua Ming, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is a part of a registration statement on Form F-3 filed with the SEC under the Securities Act and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC, as indicated below.

We also file and furnish annual and other reports and other information with the SEC. You may read and copy all or any portion of the registration statement and any other document we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can find additional information about us at our website, http://www.xyre.com. The information contained on, or linked from, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. We incorporate by reference the documents listed below:

•	the description of our common shares contained in our Form F-1 Registration Statement filed with the SEC on November 16, 2007 (Registration Statement No. 333-147477);

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010, as amended by Amendment No. 1 thereto, filed with the SEC on April 29, 2010; and

•	our Form 6-K filed with the SEC on April 16, 2010 (excluding Exhibit 1 thereto).

We also incorporate by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC (if they state that they are incorporated by reference into this prospectus) after the date of filing of this registration statement, including all such documents we may file prior to the effectiveness of this registration statement, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated or completed.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Each person to whom a copy of this prospectus is delivered may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Attention: Thomas Gurnee, Chief Financial Officer

27/F, China Central Place, Tower II

79 Jianguo Road, Chaoyang District

Beijing 100025

People’s Republic of China

(86-10) 8588-9200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Cayman Islands law. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Memorandum and Articles of Association. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or willful default.

Indemnification Agreements. Pursuant to indemnification agreements, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits.

Exhibit Number	Description of Document
4.1	Securities Purchase Agreement, dated as of April 15, 2010, among Xinyuan Real Estate Co., Ltd., Xinyuan Real Estate, Ltd. and Forum Asian Realty Income II, L.P. (incorporated by reference to Exhibit 99.2 of our Form 6-K (file no. 001-33863) filed with the Securities and Exchange Commission on April 16, 2010).

4.2	Warrant, dated as of April 15, 2010, to purchase up to 1,516,882 common shares of Xinyuan Real Estate Co., Ltd., issued to Forum Asian Realty Income II, L.P. incorporated by reference to Exhibit 99.4 of our Form 6-K (file no. 001-33863) filed with the Securities and Exchange Commission on April 16, 2010).

4.3	Registration Rights Agreement, dated as of April 15, 2010, between Xinyuan Real Estate Co., Ltd. and Forum Asian Realty Income II, L.P. (incorporated by reference to Exhibit 99.2 of our Form 6-K (file no. 001-33863) filed with the Securities and Exchange Commission on April 16, 2010).

5.1*	Opinion of Maples and Calder regarding validity of common shares

23.1*	Consent of Ernst & Young Hua Ming, Independent Registered Public Accounting Firm

23.3*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page)

*	Filed with this Registration Statement on Form F-3

Item 10.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and other information required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post effective amendment need not be filed to include financial instruments and information required by Section 10(a)(3) of the Securities Act if such financial statements and financial information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on April 29, 2010.

XINYUAN REAL ESTATE CO., LTD.

By:	/S/ YONG ZHANG
Name:	Yong Zhang
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Yong Zhang and Thomas Gurnee as his or her attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-3 to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ YONG ZHANG Yong Zhang	Chairman and Chief Executive Officer	April 29, 2010

/s/ YUYAN YANG Yuyan Yang	Director and Vice President	April 29, 2010

/s/ THOMAS GURNEE Thomas Gurnee	Director and Chief Financial Officer and Chief Accounting Officer	April 29, 2010

/s/ YUE (JUSTIN) TANG Yue (Justin) Tang	Director	April 29, 2010

/s/ CHRISTOPHER J. FIEGEN Christopher J. Fiegen	Director	April 29, 2010

/s/ YONG CUI Yong Cui	Director	April 29, 2010

/s/ THOMAS WERTHEIMER Thomas Wertheimer	Director	April 29, 2010

/s/ HUAI CHEN Huai Chen	Director	April 29, 2010

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement or amendment thereto in Newark, Delaware, on April 29, 2010.

PUGLISI & ASSOCIATES

/S/ DONALD J. PUGLISI
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Securities Purchase Agreement, dated as of April 15, 2010, among Xinyuan Real Estate Co., Ltd., Xinyuan Real Estate, Ltd. and Forum Asian Realty Income II, L.P. (incorporated by reference to Exhibit 99.2 of our Form 6-K (file no. 001-33863) filed with the Securities and Exchange Commission on April 16, 2010).

4.2	Warrant, dated as of April 15, 2010, to purchase up to 1,516,882 common shares of Xinyuan Real Estate Co., Ltd., issued to Forum Asian Realty Income II, L.P. incorporated by reference to Exhibit 99.4 of our Form 6-K (file no. 001-33863) filed with the Securities and Exchange Commission on April 16, 2010).

4.3	Registration Rights Agreement, dated as of April 15, 2010, between Xinyuan Real Estate Co., Ltd. and Forum Asian Realty Income II, L.P. (incorporated by reference to Exhibit 99.2 of our Form 6-K (file no. 001-33863) filed with the Securities and Exchange Commission on April 16, 2010).

5.1*	Opinion of Maples and Calder regarding validity of common shares

23.1*	Consent of Ernst & Young Hua Ming, Independent Registered Public Accounting Firm

23.3*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page)

*	Filed with this Registration Statement on Form F-3.